Exhibit 99.1

CONTACT:

Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Angela Hersil, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION CFO ROY TEMPLIN TO RETIRE; LARRY VENTURELLI NAMED TO SUCCEED

BENTON HARBOR, Mich. – August 18, 2011 – Whirlpool Corporation (NYSE: WHR) announced today that Roy Templin, executive vice president and chief financial officer, will retire from the company. As part of the planned transition, Templin will remain in his current capacity until April 2012 to complete Whirlpool Corporation’s year-end reporting and other transitional items. At that time, Larry Venturelli – currently senior vice president, corporate controller, chief accounting officer and chief financial officer for Whirlpool International – will succeed Templin as executive vice president and chief financial officer.

“Roy Templin has been an impactful leader at Whirlpool Corporation,” said Jeff Fettig, Whirlpool Corporation Chairman and CEO. “During his tenure at Whirlpool, Roy was critical in helping to lead the company’s successful acquisition of Maytag Corporation, build robust financial controls processes and strengthen the company’s talent, control and risk management systems. Following his long and successful career, he is embarking on a long-planned second stage in his professional endeavors.”

“Larry Venturelli’s broad and global financial background, combined with his proven leadership, positions him well for this transition,” said Fettig. “His experience encompasses every part of the organization, allowing him to continue our legacy of strong leadership as we move forward to deliver the company’s strategies and goals.”

Venturelli joined Whirlpool as assistant corporate controller in 2002. He was promoted to vice president, Investor Relations in 2004; to vice president, controller and chief accounting officer in 2006; and to vice president and chief financial officer for Whirlpool Corporation’s North America Region in 2008. He was named senior vice president, corporate controller, and chief accounting officer and chief financial officer for Whirlpool International in 2010. Prior to joining Whirlpool, Venturelli held various financial positions at Royal Caribbean Cruises, Campbell Soup Company and Quaker Oats. Venturelli earned a master’s degree in management from Northwestern University’s Kellogg School of Business and a bachelor’s degree in accounting from DePaul University.

Templin was named executive vice president and chief financial officer, as well a member of the Whirlpool Executive Committee, in 2004, and previously served as corporate vice president and controller.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $18 billion in 2010, 71,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at www.whirlpoolcorp.com.

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